EXHIBIT 3.2

CLOSING AGENDA

FROM THE COMPANY:

1. Certificate from the Secretary of State of Delaware as to the good standing of the Company

2.   Bringdown good standing certificate

3.   Officer's Certificate

4.   Secretary's Certificate

5.   Legal Opinion


FROM PURCHASER:

1.   Officer's Certificate